Exhibit 16

Securities and Exchange Commission

Washington, D.C. 20549

May 19, 2004

Ladies and Gentlemen:

We were previously principal accountants for ClubCorp, Inc. (“the Company”) and, under the date of March 29, 2004, we reported on the consolidated financial statements of ClubCorp, Inc. as of and for the years ended December 31, 2002 and December 30, 2003. On May 13, 2004, our appointment as principal accountants was terminated. We have read ClubCorp, Inc.’s statements included under Item 4 of its Form 8-K dated May 19, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with ClubCorp Inc.’s statements that the Audit Committee and Board of Directors participated in and approved the decision to change independent accountants, the Company’s Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 28, 2004, and that Deloitte & Touche LLP was not consulted regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on ClubCorp, Inc.’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,

KPMG LLP